Exhibit 99.1
May 13, 2008
Board of Directors
Basic Energy Services, Inc.
500 W. Illinois, Suite 100
Midland, Texas 79701
Re: Initially Filed Registration Statement on Form S-4 of Horsepower Holdings, Inc., filed May 14, 2008
Gentlemen:
Reference is made to our opinion letter, dated April 20, 2008 (the “Opinion Letter”) with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Basic Energy Services, Inc. (the “Company”) of the Merger Consideration (as defined in our Opinion Letter), taken in the aggregate, to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of April 20, 2008, by and among Grey Wolf, Inc. (“Grey Wolf”), the Company, and Horsepower Holdings, Inc., an entity owned equally by the Company and Grey Wolf.
The foregoing Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our Opinion Letter in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary”, “The Mergers — Background of the Mergers”, “The Mergers — Basic’s Reasons for the Mergers and Recommendation of Basic’s Board of Directors” and “The Mergers — Opinions of Basic’s Financial Advisors” and to the inclusion of the foregoing Opinion Letter in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)